AGREEMENT OF MERGER AND

PLAN OF REORGANIZATION

among

NETFABRIC HOLDINGS, INC.,

NETFABRIC ACQUISITION CORP. and

XCEL BRANDS, INC.

September 29, 2011

3.11	No General Solicitation	7
3.12	Binding Obligations	7
3.13	Absence of Undisclosed Liabilities	7
3.14	Changes	8
3.15	Tax Returns and Audits	8
3.16	Employee Benefit Plans; ERISA	8
3.17	Litigation	9
3.18	Interested Party Transactions	9
3.19	Other Payments	9
3.20	Obligations to or by Stockholders	9
3.21	Schedule of Assets and Contracts	9
3.22	Employees	10
3.23	Disclosure	10
3.24	Due Diligence	10
3.25	Environmental Matters.	10

4.	Additional Representations, Warranties and Covenants of the Stockholders.		11
	4.1	Company Stockholders	11
	4.2	IM Ready Shares and Earthbound Shares	11

5.	Additional Agreements.		12
	5.1	Access and Information	12
	5.2	Additional Agreements	12
	5.3	Publicity	12
	5.4	Appointment of Officers and Directors	12
	5.5	Parent Name Change	12
	5.6	Issuance of Certain Shares of Parent Common Stock	13
	5.7	Business Records	13
	5.8	Assistance with Post-Closing SEC Reports and Inquiries	13

6.	Conditions of Parties’ Obligations.		13
	6.1	Conditions of Parent’s and Acquisition Corp.’s Obligations	13
	6.2	Conditions of the Company’s Obligations	14

7.	Survival of Representations and Warranties.		16

8.	Amendment of Agreement.		16

9.	Indemnification.		16
	9.1	Indemnification by the Parent Stockholders	16
	9.2	Indemnification by the Company	16

10.	Definitions.		16

11.	Closing.		19

12.	Miscellaneous.		19
	12.1	Notices	19
	12.2	Entire Agreement	20
	12.3	Expenses	20
	12.4	Severability	20
	12.5	Successors and Assigns	20
	12.6	Third Party Beneficiaries	21
	12.7	Counterparts	21
	12.8	Recitals, Schedules and Exhibits	21
	12.9	Section Headings and Gender	21
	12.10	Governing Law	21

LIST OF EXHIBITS AND SCHEDULES

Exhibits

A	Articles of Merger
B	Certificate of Incorporation of Acquisition Corp.
C	By-laws of Acquisition Corp.
D	Directors and Officers of the Surviving Corporation and Parent
E	Form of Escrow Agreement
F-1	Letter of Transmittal of Company Stockholders
F-2	Letter of Representations of IM Ready
G-1	Form of Opinion of Parent’s Counsel
G-2	Form of Opinion of Company’s Counsel
H	Form of Release and Indemnity of Parent Directors
I	Form Indemnification Agreement by Parent Officers

Company Disclosure Schedules

2.1(b)	Subsidiaries
2.3	Capitalization
2.4	Company Stockholders
2.7	Financial Statements

Parent Disclosure Schedules

3.3	Parent Broker’s and Finder’s Fees
3.4	Outstanding Options and Other Convertible Securities
3.7	SEC Reporting
3.13	Liabilities
3.17	Litigation
3.21	Schedule of Parent Bank Accounts

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of September 29, 2011, by and among NETFABRIC HOLDINGS, INC., a Delaware corporation (“Parent”), NETFABRIC ACQUISITION CORP., a Delaware corporation that is a wholly-owned subsidiary of Parent (“Acquisition Corp.”) XCEL BRANDS, INC., a Delaware corporation (the “Company”) and Parent Stockholders only as to Sections 1.9 and 9.1.

WITNESSETH:

WHEREAS, the Boards of Directors of each of Acquisition Corp., Parent and the Company have determined that it is in the best interests of, their respective corporation and stockholders for Acquisition Corp. to be merged with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth herein;

WHEREAS, the Boards of Directors of each of Acquisition Corp., Parent and the Company have approved the Merger in accordance with the Delaware General Corporate Law (the “DGCL”) and upon the terms and subject to the conditions set forth herein and in the Articles of Merger (including the Plan of Merger attached thereto as Annex A, the “Articles of Merger”) attached as Exhibit A hereto

WHEREAS, the Stockholders (as such term is defined in Section 10 hereof) have approved by written consent pursuant to Section 251(c) of the DGCL this Agreement and the Articles of Merger and the transactions contemplated and described hereby and thereby, including the Merger, and Parent, as the sole stockholder of Acquisition Corp., has approved this Agreement, the Articles of Merger and the transactions contemplated and described hereby and thereby, including the Merger;

WHEREAS, immediately following the execution of this Agreement, each of Acquisition Corp., Parent and the Company shall adopt this Agreement;

WHEREAS, prior to the Effective Time, the Parent will effect a 1 for 520.5479607 reverse stock split (the “Reverse Split”) of the Parent Common Stock (as defined below);

WHEREAS, simultaneously with the Closing (as such term is defined herein), (i) the Company is merging with and into Parent, with the Parent surviving (the “Short Form Merger”); and (ii) the Company or the Parent, as the Company’s successor in interest, and IM Brands, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“IM Brands”), are purchasing certain assets (the “Acquisition”) of IM Ready-Made, LLC, a New York limited liability company (“IM Ready”) pursuant to an Asset Purchase Agreement, dated as of May 19, 2011, by and among XCel Brand, Inc., IM Brands and IM Ready-Made, LLC, as amended (the “Asset Purchase Agreement”), and the Parent is issuing 2,759,000 shares of Parent Common Stock to IM Ready (the “IM Ready Shares”) in satisfaction of the Company’s obligations under the Asset Purchase Agreement to issue common shares of Parent;

WHEREAS, certain assets used by IM Ready in the Business (as defined in the Asset Purchase Agreement) are owned by Earthbound, LLC (“Earthbound”), and are being transferred to IM Brands pursuant to the Asset Purchase Agreement in exchange for 944,688 shares of Parent Common Stock being issued to Earthbound (the “Earthbound Shares”); and

WHEREAS, simultaneously with the Closing, Parent (as it will exist as of the closing of the Merger) is selling a minimum of $2,500,000 and up to a maximum of $4,000,000 (which may be increased to $5,000,000 in the sole discretion of the Company) of units, each consisting of one hundred thousand (100,000) shares of Parent Common Stock and a warrant to purchase fifty thousand (50,000) shares of Parent Common Stock at a price of $500,000 per unit in a private placement (the “Private Placement”) to accredited investors, pursuant to the terms of a Confidential Private Placement Memorandum, dated September 20, 2011 (as supplemented and amended from time to time, the “Memorandum”).

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

1.        The Merger.

1.1           Merger. Subject to the terms and conditions of this Agreement and the Articles of Merger, Acquisition Corp. shall be merged with and into the Company in accordance with the applicable provisions of the DGCL. At the Effective Time, the separate legal existence of Acquisition Corp. shall cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware.

1.2           Effective Time. The Merger shall become effective on the date and at the time the Articles of Merger are filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The time at which the Merger shall become effective as aforesaid is referred to herein as the “Effective Time.”

1.3           Certificate of Incorporation, By-laws, Directors and Officers.

  (a)           The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall, by virtue of the Merger, be amended and restated in its entirety to read as the certificate of incorporation of Acquisition Corp. as in effect immediately prior to the Effective Time, attached hereto as Exhibit B, except that all references therein to Acquisition Corp. shall be deemed to be references to the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.

  (b)           The By-laws of the Company as in effect immediately prior to the Effective Time shall, by virtue of the Merger, be amended and restated in their entirety to read as the By-laws of Acquisition Corp. as in effect immediately prior to the Effective Time, attached hereto as Exhibit C, except that all references therein to Acquisition Corp. shall be deemed to be references to the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.

  (c)           The directors, officers and key employees listed in Exhibit D hereto shall be the directors, officers and key employees of the Surviving Corporation, and each shall hold his respective office or offices from and after the Effective Time until his successor shall have been elected and shall have qualified in accordance with applicable law, or as otherwise provided in the Certificate of Incorporation or By-laws of the Surviving Corporation.

1.4           Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.

1.5           Manner and Basis of Converting Shares.

  (a)           At the Effective Time:

   (i)            each share of common stock, par value $.01 per share, of Acquisition Corp. outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one (1) share of common stock, par value $.01 per share, of the Surviving Corporation, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation;

   (ii)           each share of common stock, no par value, of the Company (the “Company Common Stock”) beneficially owned by the Stockholders listed in Schedule 2.4 (which shares of Company Common Stock together constitute all of the issued and outstanding shares of capital stock of the Company) shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive 9,446.88 shares of Parent Common Stock for each share of Company Common Stock, such that the Stockholders will receive in the aggregate a total of 944,688 shares of Parent Common Stock; and

    (iii)         each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be cancelled in the Merger and cease to exist.

  (b)           After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

1.6           Surrender and Exchange of Certificates. Promptly after the Effective Time and upon (i) surrender of a certificate or certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time or an affidavit and indemnification in form reasonably acceptable to counsel for Parent stating that such Stockholder has lost its certificate or certificates or that such have been destroyed and (ii) delivery of a Letter of Transmittal (as described in Section 4 hereof), Parent shall cause its transfer agent to issue to each record holder of Company Common Stock surrendering such certificate or certificates and Letter of Transmittal, a certificate or certificates registered in the name of such Stockholder representing the number of shares of Parent Common Stock that such Stockholder shall be entitled to receive as set forth in Section 1.6(a)(ii) hereof. Until the certificate, certificates or affidavit is or are surrendered together with the Letter of Transmittal as contemplated by this Section 1.7 and Section 4 hereof, each certificate or affidavit that immediately prior to the Effective Time represented any outstanding shares of Company Common Stock shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid the Parent Common Stock specified in this Section 1.7 for the holder thereof or to perfect any rights of appraisal which such holder may have pursuant to the applicable provisions of the DGCL.

1.7           Parent Common Stock. Parent covenants and agrees that it will cause the Parent Common Stock into which the Company Common Stock is converted at the Effective Time pursuant to Section 1.6(a)(ii) to be available for such purpose. Parent further covenants and agrees that immediately prior to the Effective Time there will be no more than 187,509 shares of Parent Common Stock (“Pre-Effective Shares of Parent Common Stock”) on a fully-diluted basis (of which no more than 186,444 shares are issued and outstanding shares of Parent Common Stock).  The Pre-Effective Shares of Parent Common do not include the shares of Parent Common Stock to be issued (i) pursuant to this Agreement or (ii) in connection with the Private Placement or as Earthbound Shares or IM Ready Shares.  Parent further covenants and agrees that no other common or preferred stock or equity securities or any options, warrants, rights or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or other equity securities shall be issued or outstanding prior to the Effective Time, except as described herein and as set forth on Schedule 3.4.

It is intended that the Parent Common Stock to be issued pursuant to this Agreement, as well as the Earthbound Shares and the IM Ready Shares will be issued pursuant to Section 4(2) of the Securities Act and therefore shall not require registration under the Securities Act or any relevant state Law.  The certificates evidencing the Parent Common Stock issued pursuant to this Agreement, the Earthbound Shares and the IM Ready Shares shall bear any legend required by the Laws of any jurisdiction in which a holder of such common stock resides, and any legend required by applicable law, including without limitation, any legend that will be useful to aid compliance with regulations adopted by the Commission.

1.8           Additional Consideration.  The Company will pay to counsel to Parent as additional consideration the sum of One Hundred Twenty-Five Thousand Dollars ($125,000) which shall be used to extinguish any remaining liabilities of Parent as set forth on Schedule 3.13.

1.9           Escrow.  The Parent Shareholders shall deposit Twenty Thousand (20,000) post Reverse Split shares of Parent Common Stock (the “Escrow Shares”) in escrow along with an executed and medallion guaranteed stock power with Blank Rome LLP as escrow agent pursuant to that certain Escrow Agreement, dated as of the date hereof, by and among Parent, the Company, Blank Rome LLP and Beaufort Ventures PLC, the form of which is attached hereto as Exhibit E, until such time as final determination is made by the Internal Revenue Service of Parent’s outstanding liability in respect of certain tax liabilities.

1.10         Operation of Surviving Corporation. The Company acknowledges that upon the effectiveness of the Merger, and the compliance by the Parent and Acquisition Corp. of their respective duties and obligations hereunder, Parent shall have the absolute and unqualified right to deal with the assets and business of the Surviving Corporation as its own property without limitation on the disposition or use of such assets or the conduct of such business.

2.        Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Acquisition Corp. as follows:

2.1           Organization, Standing, Subsidiaries, Etc.

  (a)           The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to carry on its business, to own or lease its properties and assets, to enter into this Agreement and the Articles of Merger and to carry out the terms hereof and thereof. Copies of the Certificate of Incorporation and By-laws of the Company that have been delivered to Parent and Acquisition Corp. prior to the execution of this Agreement are true and complete and have not since been amended or repealed.

  (b)           Except as set forth on Schedule 2.1(b), the Company has no subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

2.2           Qualification. The Company and each subsidiary are duly qualified to conduct business as foreign corporations and are in good standing in each jurisdiction wherein the nature of their activities or their properties owned or leased makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Company or any such subsidiary taken as a whole (the “Condition of the Company”).

2.3           Capitalization of the Company. The authorized capital stock of the Company consists of 200 shares of Company Common Stock, no par value, and the Company has no authority to issue any other capital stock. There are one hundred (100) shares of Company Common Stock issued and outstanding, and such issued shares are duly authorized, validly issued, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive or similar rights of any person. All of the issued and outstanding Company Common Stock shall be exchanged for the Parent Common Stock, so that as of the Effective Time, no shares of the Company shall be issued and outstanding (on a fully diluted basis) which are not owned by Parent. Except as disclosed in Schedule 2.3, the Company has no outstanding options, rights or commitments to issue shares of the Company’s Common Stock or any other Equity Security of the Company, and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Company Common Stock or any other Equity Security of Company.

2.4           Company Stockholders. Schedule 2.4 hereto contains a true and complete list of the record and beneficial owners of all of the outstanding shares of Company Common Stock together with the number of securities held. To the knowledge of the Company, except as described in Schedule 2.4, there is no voting trust, agreement or arrangement among any of the beneficial holders of Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Company Stock.

2.5           Corporate Acts and Proceedings. The execution, delivery and performance of this Agreement and the Certificate of Merger (together with any other documents and agreements entered into pursuant to or in connection with this Agreement or necessary to consummate the transactions contemplated herein, the “Merger Documents”) have been duly authorized by the Board of Directors of the Company and have been approved by the requisite vote of the Stockholders, and all of the corporate acts and other proceedings required for the due and valid authorization, execution, delivery and performance of the Merger Documents and the consummation of the Merger have been validly and appropriately taken, except for the filing referred to in Section 1.2.  No other action or proceeding on the part of the Company is necessary to authorize the execution, delivery, and performance by the Company of this Agreement and the Merger Documents and the consummation by the Company of the transactions contemplated hereby and thereby.

2.6           Binding Obligations. Each of the Merger Documents has been duly executed and delivered by the Company, and the Merger Documents constitute the legal, valid and binding obligations of the Company and are enforceable against the Company in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.7           Form 8-K and Financial Statements.  The Current Report on Form 8-K to be filed within four (4) business days of the Closing Date and the financial statements contained therein when filed will be true and accurate in all material respects and when filed will not contain any untrue statements of material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  The financial statements attached as Schedule 2.7 and contained in the Form 8-K will present fairly in all material respects the financial condition of the Company and the results of operations at the dates therein specified; provided, however, that the Company makes no representations as to any information contained therein not derived from the Company or its auditors.

2.8           Private Placement.  The Company has conducted the Private Placement in compliance in all material respects with the applicable state and federal securities laws of the United States, subject to the timely filing of (a) a Form D with the Securities and Exchange Commission and (b) any required filings pursuant to any applicable state’s securities laws.

3.       Representations and Warranties of Parent and Acquisition Corp. Parent and Acquisition Corp. represent and warrant to the Company and to IM Ready, as a third party beneficiary as set forth in Section 12.6 herein, as follows:

3.1           Organization, Standing, Subsidiaries, Etc. Parent is a corporation duly organized and existing in good standing under the laws of the State of Delaware. Acquisition Corp. is a corporation duly organized and existing in good standing under the laws of the State of Delaware. Parent and Acquisition Corp. have heretofore delivered to the Company complete and correct copies of their respective Certificates of Incorporation and By-laws as now in effect. Parent and Acquisition Corp. have full corporate power and authority to carry on their respective businesses as they are now being conducted and as now proposed to be conducted and to own or lease their respective properties and assets. Neither Parent nor Acquisition Corp. has any subsidiaries (except Parent’s ownership of Acquisition Corp. and as set forth on Schedule 3.1) or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business. Parent owns all of the issued and outstanding capital stock of Acquisition Corp. free and clear of all Liens, and Acquisition Corp. has no outstanding options, warrants or rights to purchase capital stock or other equity securities of Acquisition Corp., other than the capital stock owned by Parent. Unless the content otherwise requires, all references in this Section 3 to the “Parent” shall be treated as being a reference to the Parent and Acquisition Corp. taken together as one enterprise.

3.2           Corporate Authority. Each of Parent and/or Acquisition Corp. (as the case may be) has all requisite power and authority (corporate and other) to enter into the Merger Documents and the other agreements to be made pursuant to the Merger Documents and to carry out the transactions contemplated hereby and thereby. All corporate acts and proceedings required for the authorization, execution, delivery and performance of the Merger Documents and such other agreements and documents by Parent and/or Acquisition Corp. (as the case may be) have been duly and validly taken or will have been so taken prior to the Closing. Each of the Merger Documents constitutes a legal, valid and binding obligation of Parent and/or Acquisition Corp. (as the case may be), each enforceable against them in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity.

3.3           Broker’s and Finder’s Fees. No person, firm, corporation or other entity is entitled by reason of any act or omission of Parent or Acquisition Corp. to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement or the Certificate of Merger, or with respect to the consummation of the transactions contemplated hereby or thereby, except as disclosed in Schedule 3.3 hereto. Parent and Acquisition Corp. jointly and severally indemnify and hold Company harmless from and against any and all loss, claim or liability arising out of any such claim from any other Person who claim they introduced Parent or Acquisition Corp. to, or assisted them with the transactions contemplated by or described herein.

3.4           Capitalization of Parent. As of the Closing Date, the authorized capital stock of Parent consists of 200,000,000 shares of common stock, par value $0.001 per share (the “Parent Common Stock”), of which not more than 187,509 shares will be, prior to the Effective Time, issued and outstanding on a fully diluted basis.  The Pre-Effective Shares of Parent Common Stock do not take into consideration the issuance of the IM Ready Shares, the Earthbound Shares, 47,132 shares of Parent Common Stock to be issued to Stephen Cole-Hatchard or the Parent Common Stock issued in the Private Placement. Except as disclosed in this Agreement and in Schedule 3.4, Parent has no outstanding options, rights or commitments to issue shares of Parent Common Stock or any other Equity Security of Parent or Acquisition Corp., and there are no outstanding securities convertible or exercisable into or exchangeable for shares of Parent Common Stock or any other Equity Security of Parent or Acquisition Corp. There is no voting trust, agreement or arrangement among any of the beneficial holders of Parent Common Stock affecting the nomination or election of directors or the exercise of the voting rights of Parent Common Stock. All outstanding shares of the capital stock of Parent are validly issued and outstanding, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights or similar rights of any person.

3.5           Acquisition Corp. Acquisition Corp. is a wholly owned subsidiary of Parent that was formed specifically for the purpose of the Merger and that has not conducted any business or acquired any property, and will not conduct any business or acquire any property prior to the Closing Date, except in preparation for and otherwise in connection with the transactions contemplated by this Agreement, the Certificate of Merger and the other agreements to be made pursuant to or in connection with this Agreement and the Certificate of Merger.

3.6           Validity of Shares. The shares of Parent Common Stock to be issued at the Closing pursuant to Section 1.6(a)(ii) hereof, when issued and delivered in accordance with the terms hereof and of the Certificate of Merger, shall be duly and validly issued, fully paid and nonassessable. Based in part on the representations and warranties of the Stockholders as contemplated by Section 4 hereof and assuming the accuracy thereof, the issuance of the Parent Common Stock upon the Merger pursuant to Section 1.6(a)(ii) will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws.

3.7           SEC Reporting and Compliance. (a)  In September 2000, Parent filed a Form 10-SB registering its securities under the Securities Act. For the thirty-six (36) months preceding the date hereof, Parent has filed with the Commission all registration statements, proxy statements, information statements and reports required to be filed pursuant to the Exchange Act. Parent has not filed with the Commission a certificate on Form 15 pursuant to Rule 12h-3 of the Exchange Act.

  (a)           There has been available on EDGAR, for the thirty-six (36) months prior to the date of this Agreement, true and complete copies of the registration statements, information statements and other reports (collectively, the “Parent SEC Documents”) filed by the Parent with the Commission. The Parent SEC Documents: (i) were prepared in accordance, and complied in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (b)           Parent has not filed, and nothing has occurred with respect to which Parent would be required to file, any report on Form 8-K since the Parent’s last quarterly report on Form 10-Q for the period ended June 30, 2011.

  (c)           Parent is not an investment company within the meaning of Section 3 of the Investment Company Act.

  (d)           The shares of Parent Common Stock are quoted on the OTCQB marketplace under the symbol “NFBH,” and Parent is in compliance in all material respects with all rules and regulations of the OTCQB applicable to it and the Parent Common Stock.

  (e)           The Parent has otherwise complied with the Securities Act, Exchange Act and all other applicable federal securities laws.

3.8           Financial Statements. The balance sheets, and statements of income, changes in financial position and stockholders’ equity  (including, in each case, any related notes thereto) contained in the Parent SEC Documents (the “Parent Financial Statements”) (i) have been prepared in accordance with U.S. GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (ii) are in accordance with the books and records of the Parent, and (iii) present fairly in all material respects the financial condition of the Parent at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified. The financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010, are as audited by, and include the related opinions of, Arik Eshel, CPA & Associates, PC, Parent’s independent certified public accountants. The financial information included in the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011 are unaudited, but reflect all adjustments (including normally recurring accounts) that Parent considers necessary for a fair presentation of such information and have been prepared in accordance with generally accepted accounting principles, consistently applied.

3.9           Governmental Consents. All material consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any federal or state Governmental Authority on the part of Parent or Acquisition Corp. required in connection with the consummation of the Merger have been obtained prior to, and shall be effective as of, the Closing.

3.10         Compliance with Laws and Other Instruments. The execution, delivery and performance by Parent and/or Acquisition Corp. of this Agreement, the Certificate of Merger and the other agreements to be made by Parent or Acquisition Corp. pursuant to or in connection with this Agreement or the Certificate of Merger and the consummation by Parent and/or Acquisition Corp. of the transactions contemplated by the Merger Documents will not cause Parent and/or Acquisition Corp. to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (v) any provision of their respective certificates of incorporation or by-laws as amended and in effect on and as of the Closing Date, and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any material indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which Parent or Acquisition Corp. is a party or by which Parent and/or Acquisition Corp. or any of their respective properties is bound.

3.11         No General Solicitation. In issuing Parent Common Stock in the Merger hereunder, neither Parent nor anyone acting on its behalf has offered to sell the Parent Common Stock by any form of general solicitation or advertising.

3.12         Binding Obligations. Each of the Merger Documents has been duly executed and delivered by Parent and Acquisition Corp., and the Merger Documents constitute the legal, valid and binding obligations of the Parent and Acquisition Corp., and are enforceable against the Parent and Acquisition Corp. in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.13         Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.13, as of the Effective Date neither Parent nor Acquisition Corp. has any obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due).

3.14         Changes. Since the last audited balance sheet of Parent (the “Parent Balance Sheet”)  as of December 31, 2010 (the “Parent Balance Sheet Date”), except as disclosed in the Parent SEC Documents, in connection with this Agreement and as set forth on Schedule 3.13, the Parent has not (a) incurred any debts, obligations or liabilities, absolute, accrued or, to the Parent’s knowledge, contingent, whether due or to become due, except for current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Parent Balance Sheet and current liabilities incurred since the Parent Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) which could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the Parent or Acquisition Corp., taken as a whole (the “Condition of the Parent”), (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the financial condition of the Parent other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) could reasonably be expected to have a material adverse effect on the Condition of the Parent, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Parent Balance Sheet or its statement of income for the year ended on the Parent Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $5,000 in the aggregate, or (r) entered into any agreement, or otherwise obliged itself, to do any of the foregoing.

3.15         Tax Returns and Audits. All required federal, state and local Tax Returns of the Parent have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same are material and have become due, except where the failure so to file or pay could not reasonably be expected to have a material adverse effect upon the Condition of the Parent. Other than as set forth on Schedule 3.13, Parent is not and has not been delinquent in the payment of any Tax and Parent has not had a Tax deficiency assessed against it. None of the Parent’s federal income tax returns nor any state or local income or franchise tax returns has been audited by Governmental Authorities, other than as set forth on Schedule 3.13. The reserves for Taxes reflected on the Parent Balance Sheet are sufficient for the payment of all unpaid Taxes payable by the Parent with respect to the period ended on the Parent Balance Sheet Date. Other than as set forth on Schedule 3.13, there are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Parent now pending, and the Parent has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

3.16         Employee Benefit Plans; ERISA. Parent does not maintain and is not obligated to contribute to any “employee benefit plan,” “employee pension benefit plan,” or “welfare benefit plan” as such terms are defined in ERISA.  Any prior plans are listed in the Parent SEC Documents and are hereinafter referred to as the “Parent Employee Benefit Plans.”

  (a)           There are no pending, or to the knowledge of the Parent, threatened, claims or lawsuits which have been asserted or instituted against any Parent Employee Benefit Plan, the assets of any of the trusts or funds under the Parent Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Parent Employee Benefit Plans or against any fiduciary of a Parent Employee Benefit Plan with respect to the operation of such plan.

  (b)           There is no pending, or to the knowledge of the Parent, threatened, investigation or pending or possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Parent Employee Benefit Plan.

  (c)           No actual or, to the knowledge of Parent, contingent liability exists with respect to the funding of any Parent Employee Benefit Plan or for any other expense or obligation of any Parent Employee Benefit Plan, except as disclosed on the financial statements of the Parent or the Parent SEC Documents, and to the knowledge of the Parent, no contingent liability exists under ERISA with respect to any “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

3.17         Litigation. Except as disclosed in Schedule 3.17, there is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of the Parent, threatened against or affecting the Parent or Acquisition Corp. or their properties, assets or business. To the knowledge of the Parent, neither Parent nor Acquisition Corp. is in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

3.18         Interested Party Transactions. Except as disclosed in the Parent SEC Documents, no officer, director or stockholder of the Parent or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or the Parent has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Parent or (ii) purchases from or sells or furnishes to the Parent any goods or services, or (b) a beneficial interest in any contract or agreement to which the Parent is a party or by which it may be bound or affected.

3.19         Other Payments. Neither the Parent, Acquisition Corp. nor to the knowledge of the Parent, any director, officer, agent, employee or other Person associated with or acting on behalf of the Parent or Acquisition Corp., has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to government officials or employees from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entries on the books of record of any such corporations; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.20         Obligations to or by Stockholders. Except as disclosed in the Parent SEC Documents or in this Agreement, the Parent has no liability or obligation or commitment to any stockholder of Parent or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any stockholder of Parent, nor does any stockholder of Parent or any such Affiliate or associate have any liability, obligation or commitment to the Parent.

3.21         Schedule of Assets and Contracts. Except as expressly set forth in this Agreement and on Schedule 3.13, the Parent Balance Sheet or the notes thereto, the Parent is not a party to any written or oral agreement not made in the ordinary course of business that is material to the Parent. Parent does not own any real property. Other than in connection with the transactions contemplated herein and on Schedule 3.21, Parent is not a party to or otherwise barred by any written or oral (a) agreement with any labor union, (b) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (c) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services, (d) bonus, pension, welfare, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with respect to any or all of the employees of Parent or any other Person, (e) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of Parent to any Lien or evidencing any Indebtedness, (f) guaranty of any Indebtedness, (g) lease or agreement under which Parent is lessee of or holds or operates any property, real or personal, owned by any other Person, (h) lease or agreement under which Parent is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by Parent, (i) agreement granting any preemptive right, right of first refusal or similar right to any Person, (j) agreement or arrangement with any Affiliate or any “associate” (as such term is defined in Rule 405 under the Securities Act) of Parent or any present or former officer, director or stockholder of Parent, (k) agreement obligating Parent to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (1) covenant not to compete or other restriction on its ability to conduct a business or engage in any other activity, (m) distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment, (n) agreement to register securities under the Securities Act, (o) collective bargaining agreement, or (p) agreement or other commitment or arrangement with any Person continuing for a period of more than three months from the Closing Date that involves an expenditure or receipt by Parent in excess of $1,000. The Parent maintains no insurance policies and insurance coverage of any kind with respect to Parent, its business, premises, properties, assets, employees and agents. Schedule 3.21 contains a true and complete list and description of each bank account, savings account, other deposit relationship and safety deposit box of Parent, including the name of the bank or other depository, the account number and the names of the individuals having signature or other withdrawal authority with respect thereto. Except as disclosed on Schedule 3.21, no consent of any bank or other depository is required to maintain any bank account, other deposit relationship or safety deposit box of Parent in effect following the consummation of the Merger and the transactions contemplated hereby. Parent has furnished to the Company true and complete copies of all agreements and other documents disclosed or referred to in Schedule 3.21, as well as any additional agreements or documents, requested by the Company.

3.22         Employees. Other than pursuant to ordinary arrangements of employment compensation and on Schedule 3.13, Parent is not under any obligation or liability to any officer, director, employee or Affiliate of Parent.

3.23         Disclosure. There is no fact relating to Parent that Parent has not disclosed to the Company in writing that materially and adversely affects, or could reasonably be expected to materially and adversely affect, the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of Parent. No representation or warranty by Parent herein and no information disclosed in the schedules or exhibits hereto by Parent contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein misleading.

3.24         Due Diligence. Parent and Acquisition Corp. agree and acknowledge that they have had the opportunity to conduct independent due diligence on the Company.  Parent and Acquisition Corp. represent and warrant that they and their advisors, if any, have been afforded the opportunity to ask questions of the Company as necessary in the due diligence process, and to consult with their own legal, tax, accounting and financial advisors regarding the Agreement.

3.25         Environmental Matters.

  (a)           Parent has never generated, used, handled, treated, released, stored or disposed of any Hazardous Materials on any real property on which it now has or previously had any leasehold or ownership interest, except in compliance with all applicable Environmental Laws.

  (b)           The historical and present operations of the business of Parent are in compliance with all applicable Environmental Laws, except where any non-compliance has not had and would not reasonably be expected to have a material adverse effect on the Condition of Parent.

  (c)           There are no material pending or threatened, demands, claims, information requests or notices of noncompliance or violation against or to Parent relating to any Environmental Law; and there are no conditions or occurrences on any of the real property used by Parent in connection with its business that would reasonably be expected to lead to any such demands, claims or notices against or to Parent, except such as have not had, and would not reasonably be expected to have, a material adverse effect on the Condition of Parent.

  (d)           (i) Parent has not, sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (A) has been placed on the “National Priorities List”, the “CERCLIS” list, or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take “removal”, “remedial”, “corrective” or any other “response” action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) Parent is not involved in (and has no basis to reasonably expect to be involved in) any suit or proceeding and has not received (and has no basis to reasonably expect to receive) any notice, request for information or other communication from any Governmental Authority or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law, and has not received (and has no basis to reasonably expect to receive) notice of any claims from any Person relating to property damage, natural resource damage or to personal injuries from exposure to any Hazardous Material; and (iii) Parent has timely filed every report required to be filed, acquired all necessary certificates, approvals and permits, and generated and maintained all required data, documentation and records under all Environmental Laws, in all such instances except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of Parent.

4.           Additional Representations, Warranties and Covenants of the Stockholders.

4.1           Company Stockholders.  Promptly after the Effective Time, Parent shall cause to be mailed to each holder of record of Company Common Stock that was converted pursuant to Section 1.6 hereof into the right to receive Parent Common Stock a letter of transmittal (“Letter of Transmittal”) in substantially the form attached hereto as Exhibit F-1 which shall contain additional representations, warranties and covenants of such Stockholder, including without limitation, that (i) such Stockholder has full right, power and authority to deliver such Company Common Stock and Letter of Transmittal, (ii) the delivery of such Company Common Stock will not violate or be in conflict with, result in a breach of or constitute a default under, any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or instrument to which such Stockholder is bound or affected, (iii) such Stockholder has good, valid and marketable title to all shares of Company Common Stock indicated in such Letter of Transmittal which are free and clear of any Liens and that such Stockholder is not affected by any voting trust, agreement or arrangement affecting the voting rights of such Company Common Stock, (iv) such Stockholder is an “accredited investor,” as such term is defined in Regulation D under the Securities Act and that such Stockholder is acquiring Parent Common Stock for investment purposes, and not with a view to selling or otherwise distributing such Parent Common Stock in violation of the Securities Act or the securities laws of any state and (v) such Stockholder has had an opportunity to ask and receive answers to any questions such Stockholder may have had concerning the terms and conditions of the Merger and the Parent Common Stock and has obtained any additional information that such Stockholder has requested. Delivery shall be effected, and risk of loss and title to the Parent Common Stock shall pass, only upon delivery to the Parent (or an agent of the Parent) of (x) certificates evidencing ownership thereof as contemplated by Section 1.7 hereof (or affidavit of lost certificate), and (y) the Letter of Transmittal containing the representations, warranties and covenants contemplated by this Section 4.1.

4.2           IM Ready Shares and Earthbound Shares.  Promptly after the Effective Time, Parent shall cause to be mailed to IM Ready, Earthbound or their respective designees, a letter of transmittal (“Letter of Transmittal”) in substantially the form attached hereto as Exhibit F-2 which shall contain additional representations, warranties and covenants of IM Ready and Earthbound, respectively, including without limitation, that (i) such Person has full right, power and authority to deliver such Letter of Transmittal, (ii) such Person is an “accredited investor,” as such term is defined in Regulation D under the Securities Act and that such Person is acquiring Parent Common Stock for investment purposes, and not with a view to selling or otherwise distributing such Parent Common Stock in violation of the Securities Act or the securities laws of any state and (iii) such Person has had an opportunity to ask and receive answers to any questions such Person may have had concerning the terms and conditions of the Merger and the Parent Common Stock and has obtained any additional information that such Person has requested. Delivery shall be effected, and risk of loss and title to the Parent Common Stock shall pass, only upon delivery to the Parent (or an agent of the Parent) of the Letter of Transmittal containing the representations, warranties and covenants contemplated by this Section 4.2.

5.       Additional Agreements.

5.1           Access and Information. At or prior to the Effective Date, Parent and Acquisition Corp. shall each have afforded to the Company and to the Company’s accountants, counsel and other representatives copies of all of its properties, books, contracts, commitments and records (including but not limited to tax returns) and shall have furnished promptly all information concerning its business, properties and personnel as the Company may have reasonably requested. At or prior to the Effective Date, the Company shall have afforded to the Parent and to the Parent’s accountants, counsel and other representatives the opportunity to review its properties, books, contracts, commitments and records (including but not limited to tax returns) and shall have furnished promptly all information concerning its business, properties and personnel as the Parent may have reasonably requested.  Each party shall hold, and shall cause its employees and agents to hold, in confidence all such information acquired by such party in connection with this transaction (other than such information which (i) is already in such party’s possession or (ii) becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, managers, employees, agents or advisors, or (iii) becomes available to such party on a non-confidential basis from a source other than a party hereto or its advisors, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to a party hereto or another party until such time as such information is otherwise publicly available; provided, however, that (A) any such information may be disclosed to such party’s directors, officers, employees and representatives of such party’s advisors who need to know such information for the purpose of evaluating the transactions contemplated hereby (it being understood that such directors, officers, employees and representatives shall be informed by such party of the confidential nature of such information), (B) any disclosure of such information may be made as to which the party hereto furnishing such information has consented in writing, and (C) any such information may be disclosed pursuant to a judicial, administrative or governmental order or request; provided, however, that the requested party will promptly so notify the other party so that the other party may seek a protective order or appropriate remedy and/or waive compliance with this Agreement and if such protective order or other remedy is not obtained or the other party waives compliance with this provision, the requested party will furnish only that portion of such information which is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the information furnished).

5.2           Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement and the Articles of Merger or confirm or record or otherwise transfer to the Surviving Corporation title to and possession of all of the properties, rights, privileges, powers, franchises and immunities of the Company (the “Further Actions”), the proper officers and/or directors of Parent, Acquisition Corp. and the Surviving Corporation, or their successors as of such time, shall take all such necessary or desirable action.  Parent or its Affiliates shall pay any expenses related to Further Actions that arise prior to the Effective Time, and the Company shall pay any expenses related to Further Actions that arise subsequent to the Effective Time.

5.3           Publicity. No party shall issue any press release or public announcement pertaining to the Merger that has not been agreed upon in advance by Parent and the Company, except as Parent reasonably determines to be necessary in order to comply with the rules of the Commission or of the principal trading exchange or market for Parent Common Stock, provided that in such case Parent will use its best efforts to allow Company to review and reasonably approve any same prior to its release.

5.4           Appointment of Officers and Directors.  Immediately upon the Effective Time, Parent shall accept the resignations of the current officers of Parent and shall cause the persons listed as officers in Exhibit D hereto to be elected as the officers of Parent.   Parent shall also upon the Effective Time accept the resignation of Cristiano Germinario from the Board of Directors and appoint Robert D’Loren as a member of the Board of Directors of Parent.  Upon the effectiveness of an information statement required by Rule 14f-1 promulgated under the Exchange Act, the Parent shall accept the resignation of Stephen J. Cole-Hatchard from the Board of Directors and appoint the persons listed as directors in Exhibit D hereto as a member of the Board of Directors of Parent.  In connection with Mr. Cole-Hatchard’s extended service as a member of the Board of Directors, Parent will issue to Mr. Cole-Hatchard Forty-Seven Thousand, One Hundred Thirty-Two (47,132) shares of Parent Common Stock on the tenth day following the Closing or at such earlier date as Parent may determine.  At the first annual meeting of Parent stockholders and thereafter, the election of members of Parent’s Board of Directors shall be accomplished in accordance with the by-laws of Parent.

5.5           Parent Name Change. Immediately following the Effective Time, Parent shall take all required legal actions to change its corporate name to XCel Brands, Inc.

5.6           Issuance of Certain Shares of Parent Common Stock.  Upon receipt of the Letter of Transmittal from IM Ready and Earthbound, respectively, Parent shall cause to be issued the IM Ready Shares and the Earthbound Shares, as the case may be.

5.7           Business Records. At Closing, Parent shall cause to be delivered to the Company all records and documents relating to Parent, which Parent possesses, including, without limitation, books, records, government filings, returns, charter documents, corporate records, stock records, consent decrees, orders, and correspondence, director and stockholder minutes and resolutions, stock ownership records, financial information and records, electronic files containing any financial information and records, and other documents used in or associated with Parent.

5.8           Assistance with Post-Closing SEC Reports and Inquiries. Upon the reasonable request of the Company, after the Closing Date, the pre-merger officers and accountants of Parent shall use their reasonable best efforts to provide such information available to them, including information, filings, reports, financial statements or other circumstances of Parent occurring, reported or filed prior to the Closing, as may be necessary or required by Parent for the preparation of the reports that Parent is required to file after Closing with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to Closing and any SEC comments relating thereto or any SEC inquiry thereof.  Parent or its Affiliates shall pay any expenses related to SEC reporting obligations that arise prior to the Effective Time, and the Company shall pay any expenses related to SEC reporting obligations that arise subsequent to the Effective Time.

6.        Conditions of Parties’ Obligations.

6.1           Conditions of Parent’s and Acquisition Corp.’s Obligations. The obligations of Parent and Acquisition Corp. under this Agreement and the Certificate of Merger are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Parent.

  (a)           Certification of Representations and Warranties. The Company shall have delivered to Parent and Acquisition Corp. a certificate dated the Closing Date, executed on its behalf by the Chief Executive Officer and Chief Financial Officer of the Company, certifying that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date.

  (b)           Consummation of Private Placement, Short Form Merger and Acquisition. Consummation of the Merger shall occur simultaneously with the closing of the Private Placement, Short Form Merger and the Acquisition.

  (c)           No Restraining Action. No action or proceeding before any court, governmental body or agency shall have been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Certificate of Merger or the carrying out of the transactions contemplated by the Merger Documents.

  (d)           Opinion of Company’s Counsel. The Parent shall have received from counsel for the Company, a favorable opinion dated the Closing Date to the effect set forth in Exhibit G-1 hereto.

  (e)           Supporting Documents. Parent and Acquisition Corp. shall have received the following:

    (i)           Copies of resolutions of the Board of Directors and the stockholders of the Company, certified by the Secretary of the Company, authorizing and approving the execution, delivery and performance of the Merger Documents and all other documents and instruments to be delivered pursuant hereto and thereto.

    (ii)          A certificate of incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute any documents referred to in this Agreement and further certifying that the Certificate of Incorporation and By-laws of the Company delivered to Parent and Acquisition Corp. at the time of the execution of this Agreement have been validly adopted and have not been amended or modified.

    (iii)          A certificate, dated the Closing Date, executed by the Company’s Secretary, certifying that, except for the filing of the Certificate of Merger: (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the Certificate of Merger and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties that are required for the Merger have been obtained; and (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Certificate of Merger or the carrying out of the transactions contemplated by the Merger Documents.

    (iv)          Evidence as of a recent date of the good standing and corporate existence of the Company issued by the Secretary of State of the State of Delaware and evidence that the Company is qualified to transact business as a foreign corporation and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

    (v)         Copies of the Company’s audited financial statements from inception to March 31, 2011 (the “Company Financial Statements”); and copies of the audited financial statements of the assets acquired from IM Ready pursuant to the Asset Purchase Agreement for the years ended December 31, 2010 and 2009, as well as the unaudited interim financial statements for IM Ready for the period ended June 30, 2011; and the appropriate pro forma statements.

  (f)           Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be reasonably satisfactory in form and substance to Parent and Acquisition Corp. The Company shall furnish to Parent and Acquisition Corp. such supporting documentation and evidence of the satisfaction of any or all of the conditions precedent specified in this Section 6.1 as Parent or its counsel may reasonably request.

6.2           Conditions of the Company’s Obligations. The obligations of the Company under this Agreement and the Certificate of Merger are subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by the Company:

  (a)           Certification of Representations and Warranties. Parent and Acquisition Corp. shall have delivered to the Company a certificate dated the Closing Date, executed on its behalf by the Chief Executive Officer and Chief Financial Officer of the Company, certifying that the representations and warranties of Parent and Acquisition Corp. contained in this Agreement are true and correct as of the Closing Date.

  (b)           Consummation of Private Placement, Short Form Merger and Acquisition. Consummation of the Merger shall occur simultaneously with the closing of the Private Placement, Short Form Merger and the Acquisition.

  (c)           Opinion of Parent’s Counsel. The Company shall have received from counsel for Parent, a favorable opinion dated the Closing Date to the effect set forth in Exhibit G-2 hereto.

  (d)           Supporting Documents. The Company shall have received the following:

    (i)           Copies of resolutions of Parent’s and Acquisition Corp.’s respective board of directors and the sole stockholder of Acquisition Corp., certified by their respective Secretaries, authorizing and approving, to the extent applicable, the execution, delivery and performance of this Agreement, the Certificate of Merger and all other documents and instruments to be delivered by them pursuant hereto and thereto.

   (ii)          A certificate of incumbency executed by the respective Secretaries of Parent and Acquisition Corp. certifying the names, titles and signatures of the officers authorized to execute the documents referred to in paragraph (1) of this Section 6.2(d) above and further certifying that the certificates of incorporation and by-laws of Parent and Acquisition Corp. appended thereto have not been amended or modified.

   (iii)         A certificate, dated the Closing Date, executed by the Secretary of each of the Parent and Acquisition Corp., certifying that, except for the filing of the Certificate of Merger: (i) all consents, authorizations, orders and approvals of, and filings and registrations with, any court, governmental body or instrumentality that are required for the execution and delivery of this Agreement and the Certificate of Merger and the consummation of the Merger shall have been duly made or obtained, and all material consents by third parties required for the Merger have been obtained; (ii) no action or proceeding before any court, governmental body or agency has been threatened, asserted or instituted to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the Certificate of Merger or the carrying out of the transactions contemplated by any of the Merger Documents, and (iii) there are no existing liabilities as of the Closing Date except as set forth on Schedule 3.13 to this Agreement.

   (iv)        A certificate of Parent’s transfer agent and registrar, certifying as of the business day prior to the date any shares of Parent Common Stock are first issued in the Private Placement, a true and complete list of the names and addresses of the record owners of all of the outstanding shares of Parent Common Stock, together with the number of shares of Parent Common Stock held by each record owner.

   (v)         The letter required by Section 4.01 of Form 8K in connection with Arik Eshel, CPA & Associates, PC’s resignation as auditor of Parent and the appointment of Rothstein Kass & Co.

   (vi)        (i) The executed resignations of all of the directors and officers of Parent, with the officer resignations to take effect at the Effective Time and the director resignations to take effect pursuant to Section 5.4 herein, and (ii) executed releases and indemnification agreements from each of the officers and directors in the form attached hereto as Exhibits H and I.

   (vii)       Evidence as of a recent date of the good standing and corporate existence of each of the Parent and Acquisition Corp. issued by the Secretary of State of their respective states of incorporation and evidence that the Parent and Acquisition Corp. are qualified to transact business as foreign corporations and are in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by them or the nature of their activities makes such qualification necessary.

   (viii)      Evidence that Parent has all tax returns required to be filed in the state of Delaware and any other required jurisdiction, and that Parent has no liabilities for taxes or penalties for failure to timely file tax returns other than the amounts referenced in Section 1.9 hereof about which the Internal Revenue Service has yet to make a final determination.

  (e)           Proceedings and Documents. All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be mutually satisfactory in form and substance to the Company, Parent and Acquisition Corp. Parent and Acquisition Corp. shall furnish to the Company such supporting documentation and evidence of satisfaction of any or all of the conditions specified in this Section 6.2 as the Company may reasonably request.

7.       Survival of Representations and Warranties. Each of the parties hereto hereby agrees that their respective representations and warranties shall survive for a period of twelve months following the Effective Time.  This Section 7 shall not limit any claim for fraud or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

8.       Amendment of Agreement. This Agreement and the Certificate of Merger may be amended or modified at any time in all respects by an instrument in writing executed (i) in the case of this Agreement by the parties hereto and (ii) in the case of the Certificate of Merger by the parties thereto.

9.       Indemnification.

9.1           Indemnification by the Parent Stockholders. The Parent Stockholders, jointly and severally, hereby indemnify and agree to defend and hold harmless the Company, its officers, directors, affiliates and agents from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) (collectively, the “Losses”) which result in a minimum liability of Twenty Thousand Dollars ($20,000) in the aggregate and which any of them may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with any misrepresentation of a material fact contained in any representation of Parent or Acquisition Corp. contained in, or the breach by Parent or Acquisition Corp. of any warranty or covenant made by any one or all of them in this Agreement.  The foregoing indemnification shall also apply to direct claims by Parent or Acquisition Corp. against the Parent Stockholders.  In the event that the Company is determined to be entitled to indemnification pursuant to this Section 9.1, such indemnification obligations shall be satisfied first from any Escrow Shares remaining in escrow, and then, if the Escrow Shares are insufficient to satisfy the amount of Loss, the Company shall be entitled to indemnification from the Parent Stockholders for the remaining indemnification amount owed to the Company.

9.2           Indemnification by the Company. The Company hereby indemnifies and agrees to defend and hold harmless the Parent, its officers, directors, affiliates and agents from and against any and all Losses which result in a minimum liability of Twenty Thousand Dollars ($20,000) in the aggregate and which it may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with any misrepresentation of a material fact contained in the representations of the Company contained in Sections 2.1 through Section 2.6 and in Section 2.8 of this Agreement.

10.      Definitions. Unless the context otherwise requires, the terms defined in this Section 10 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

“Acquisition Corp.” means NetFabric Acquisition Corp., a Delaware corporation.

 “Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

“Agreement” shall have the meaning assigned to it in the preamble.

“Articles of Merger” shall have the meaning assigned to it in the second recital hereof.

 “Closing” and “Closing Date” shall have the meanings assigned to such terms in Section 11 hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Commission” means the U.S. Securities and Exchange Commission.

“Company” means XCel Brands, Inc., a Delaware corporation.

“Company Common Stock” means the common stock of the Company.

“Condition of the Company” shall have the meaning assigned to it in Section 2.2 hereof.

“Condition of the Parent” shall have the meaning assigned to it in Section 3.14 hereof.

“Effective Time” shall have the meaning assigned to it in Section 1.2 hereof.

“Employee Benefit Plans” shall have the meaning assigned to it in Section 3.16 hereof.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136, et seq. and comparable state statutes dealing with the registration, labeling and use of pesticides and herbicides; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. §§ 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801, et seq.; as any of the above statutes have been amended as of the date hereof, all rules, regulations and policies promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule, regulation or policy governing environmental matters, as the same have been amended as of the date hereof.

“Equity Security” means any stock or similar security of an issuer or any security (whether stock or Indebtedness for Borrowed Money) convertible, with or without consideration, into any stock or similar equity security, or any security (whether stock or Indebtedness for Borrowed Money) carrying any warrant or right to subscribe to or purchase any stock or similar security, or any such warrant or right.

“ERISA” means the Employee Retirement Income Securities Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

 “DGCL” shall have the meaning assigned to it in the second recital hereof.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

"Governmental Authority” means any supranational, national, federal, state or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.

“Hazardous Material” means any substance or material meeting any one or more of the following criteria: (a) it is or contains a substance designated as or meeting the characteristics of a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; (b) its presence at some quantity requires investigation, notification or remediation under any Environmental Law; or (c) it contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, pesticides, herbicides, crude oil or any fraction thereof, nuclear fuel, natural gas or synthetic gas.

“Indebtedness” means any obligation of a company which under generally accepted accounting principles is required to be shown on the balance sheet of a company as a liability. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of a company shall be deemed to be Indebtedness even though such obligation is not assumed by the company.

“Indebtedness for Borrowed Money” means (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the ordinary course of business of the company, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by the company or for which the company is otherwise contingently liable.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“knowledge” and “know” means, when referring to any person or entity, the actual knowledge of such person or entity of a particular matter or fact, and what that person or entity would have reasonably known after due inquiry. An entity will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving, or who has served, as an executive officer of such entity has actual “knowledge” of such fact or other matter, or had actual “knowledge” during the time of such service of such fact or other matter, or would have had “knowledge” of such particular fact or matter after due inquiry.

“Laws” means all federal, state or local or foreign laws, constitutions, statutes, codes, rules, regulations, ordinances, executive orders, decrees or edicts by a Governmental Authority having the force of law.

“Letter of Transmittal” shall have the meaning assigned to it in Section 4 hereof.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“Memorandum” shall have the meaning assigned to it in the sixth recital hereof.

“Merger” shall have the meaning assigned to it in Section 1.1 hereof.

“Merger Documents” shall have the meaning assigned to it in Section 2.5 hereof.

“Parent” means NetFabric Holdings, Inc., a Delaware corporation.

“Parent Balance Sheet Date” shall have the meaning assigned to it in Section 3.14 hereof.

“Parent Common Stock” means the common stock, par value $.001 per share, of Parent.

“Parent Financial Statements” shall have the meaning assigned to it in Section 3.8 hereof.

“Parent SEC Documents” shall have the meaning assigned to it in Section 3.7 hereof.

“Parent Stockholders” means the following stockholders of Parent: Scarborough Ltd. and Beaufort Ventures PLC.

 “Permitted Liens” means (a) Liens for taxes and assessments or governmental charges or levies not at the time due or in respect of which the validity thereof shall currently be contested in good faith by appropriate proceedings; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmens’ and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings; and (c) Liens incidental to the conduct of the business of the Company that were not incurred in connection with the borrowing of money or the obtaining of advances or credits and which do not in the aggregate materially detract from the value of its property or materially impair the use made thereof by the Company in its business.

“Person” shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

“Private Placement” means the private offering of shares of Parent Stock pursuant to the terms of the Memorandum.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholders” means all of the stockholders of the Company.

“Surviving Corporation” shall have the meaning assigned to it in Section 1.1 hereof.

“Tax” or “Taxes” means (a) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction; (b) any liability for the payment of any amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor or successor liability, including, without limitation, by reason of Regulation section 1.1502-6; and (c) any liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (a) or (b).

“Tax Return” shall include all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065) required to be supplied to a Tax authority relating to Taxes.

11.     Closing. The closing of the Merger (the “Closing”) shall occur concurrently with the Effective Time (the “Closing Date”). The Closing shall occur at the offices of Blank Rome, LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174. On or subsequent to the Closing, Parent shall present for delivery to each Stockholder the certificate representing the Parent Common Stock to be issued pursuant to Section 1.6(a)(ii) hereof to them subject to the requirements of Sections 1.7 and 4 hereof. Such presentment for delivery shall be against delivery to Parent and Acquisition Corp. of the certificates, opinions, agreements and other instruments referred to in Section 6.1 hereof, and the certificates representing all of the Common Stock issued and outstanding immediately prior to the Effective Time. Parent will deliver at such Closing to the Company the officers’ certificate and opinion referred to in Section 6.2 hereof. All of the other documents and certificates and agreements referenced in Section 6 will also be executed as described therein. At the Effective Time, all actions to be taken at the Closing shall be deemed to be taken simultaneously.

12.     Miscellaneous.

12.1         Notices. All notices, requests, consents, payments, demands, and other communications required or contemplated under this Agreement shall be in writing and (a) personally delivered or sent via telecopy (receipt confirmed and followed promptly by delivery of the original), or (b) sent by Federal Express or other reputable overnight delivery service (for next business day delivery), shipping prepaid, as follows:

If to Parent
or Acquisition Corp.:	NetFabric Holdings, Inc.
117 Randolph Avenue
Jersey City, New Jersey 07305
Attention:

With a copy to:	David Lubin & Associates, PLLC
10 Union Avenue, Suite 5
Lynbrook, NY 11563
Fax: (516) 887-8250

If to the Company:	Xcel Brands, Inc.
5 Penn Plaza, 23rd Floor
New York, NY 10001
Attention: Robert D’Loren, CEO

With a copy to:	Blank Rome, LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
Fax: (212) 885-5001
Attention: Robert Mittman

or to such other Persons or addresses as any Person may request by notice given as aforesaid. Notices shall be deemed given and received at the time of personal delivery or completed telecopying, or, if sent by Federal Express or such other overnight delivery service one Business Day after such sending.

12.2           Entire Agreement. This Agreement, including the schedules and exhibits attached hereto and other documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

12.3           Expenses. Each party shall bear and pay all of the legal, accounting and other expenses incurred by it in connection with the transactions contemplated by this Agreement. Expenses of Parent prior to the Effective Time shall be satisfied by Parent immediately prior to the Effective Time.

12.4           Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

12.5           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and heirs; provided, however, that neither party shall directly or indirectly transfer or assign any of its rights hereunder in whole or in part without the written consent of the others, which may be withheld in its sole discretion, and any such transfer or assignment without said consent shall be void.

12.6           Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto, are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement). IM Ready is a third-party beneficiary of the representations and warranties of the Parent and Acquisition Corp. and, with respect to such provisions, IM Ready has the right to enforce them as if it were a signatory to this Agreement.

12.7           Counterparts. This Agreement may be executed in one or more counterparts and by electronic copy or facsimile, with the same effect as if all parties had signed the same document. Each such counterpart shall be an original, but all such counterparts together shall constitute a single agreement.

12.8           Recitals, Schedules and Exhibits. The Recitals, Schedules and Exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth herein.

12.9           Section Headings and Gender. The Section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural, and vice versa, whenever and as often as may be appropriate.

12.10         Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware. This Agreement and the transactions contemplated hereby shall be subject to the exclusive jurisdiction of the courts of New York. The parties to this Agreement agree that any breach of any term or condition of this Agreement or the transactions contemplated hereby shall be deemed to be a breach occurring in the State of New York by virtue of a failure to perform an act required to be performed in the State of New York. The parties to this Agreement irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of New York for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, or any judgment entered by any court in prospect hereof brought in New York County, State of New York, and further irrevocably waive any claim that any suit, action or proceeding brought in New York County, State of New York has been brought in an inconvenient forum. With respect to any action before the above courts, the parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be binding and effective as of the day and year first above written
.
PARENT:

NETFABRIC HOLDINGS, INC.

By:	/s/ Cristiano Germinario
Name: Cristiano Germinario
Title: CEO

NETFABRIC ACQUISITION CORP.

By:	/s/ Cristiano Germinario
Name: Cristiano Germinario
Title: CEO

THE COMPANY:

XCEL BRANDS, INC.

By:	/s/ Robert D’Loren
Name: Robert D’Loren
Title: President

PARENT STOCKHOLDERS (As to Sections 1.9 and 9.1 hereof only):

SCARBOROUGH LTD.

By:	/s/ Clive R. Dakin
Name: Clive R. Dakin
Title: Director

BEAUFORT VENTURES PLC

By:	/s/ Tarvier Malihr
Name: Tarvier Malihr
Title: President and Director